Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2005 RESULTS

Total Product Revenue Increases 81% Over 2Q04

Salix Delivers $0.13 EPS

RALEIGH, NC, August 9, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the quarter ended June 30, 2005.

Total product revenue was $35.1 million for the second quarter of 2005 compared to $19.4 million for the second quarter of 2004. This represents a year-over-year increase of 81%. Total product revenue for the first six months of 2005 was $63.9 million, a year-over-year increase of 63%. Sales of COLAZAL® generated product revenue of $26.8 million for the second quarter of 2005 compared to $18.9 million for the second quarter of 2004. This represents an increase of 42% over the prior year. Sales of COLAZAL generated product revenue of $50.6 million for the first six months of 2005 compared to $38.3 million for the first six months of 2004. XIFAXAN™ revenue for the second quarter of 2005 was $6.5 million, a 148% increase compared to the first quarter of 2005. Total cost of products sold was $7.3 million for the second quarter and $14.0 million for the first six months of 2005. Gross margin on total product revenue was 79.2% for the second quarter and 78.0% for the first six months of 2005. The Company reported net income of $5.0 million, or $0.13 per share, fully diluted, for the second quarter of 2005 and year-to-date income of $8.4 million, or $0.22 per share. This net income for the periods compares to a net loss of $1.9 million, or $0.05 per share, for the second quarter of 2004 and a net loss of $4.3 million, or $0.12 per share for the first six months of 2004. License fees and costs related to collaborative agreements were $1.3 million for the second quarter of 2005. These costs were primarily up-front costs, such as product samples and marketing literature, related to the co-promotion agreement with ALTANA Pharma US. Research and development expenses were $5.7 million for the second quarter of 2005, compared to $4.6 million for the prior year period. Research and development expenses totaled $10.0 million for the first six months of 2005, compared to $9.5 million for the first six months of 2004. Selling, general and administrative expenses were $15.5 million for the second quarter of 2005 and $28.9 million for the first six months of 2005, compared to $14.2 million and $27.0 million for the corresponding periods of 2004.

Cash, cash equivalents and investments were $56.3 million on June 30, 2005.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “Total product revenue demonstrated strong year-over-year growth as a result of the continuing strong performance of COLAZAL combined with the contribution of XIFAXAN and our other products. It is important to note that during the second quarter the Company was able to achieve an 81% increase in total product revenue while total operating expenses increased only 19%. This impressive increase in revenue relative to expenses illustrates the Company’s ability and success, to date, in leveraging its assets to grow our business.

“Based upon information currently available, we continue to expect total Company product revenue for 2005 –excluding any contribution from the proposed acquisition of InKine Pharmaceutical Company, Inc. later in the year- to be in the range of $150 to $155 million.”

Carolyn Logan, President and Chief Executive Officer, stated, “The past several months have been an extremely busy and productive time for Salix. With respect to our ongoing business, our products continue to demonstrate healthy growth. COLAZAL continued to grow during the second quarter of 2005 and monthly prescriptions topped 34,000 during June. Prescriptions during the second quarter of 2005 increased 7% compared to the second quarter of 2004. Efforts continued during the quarter to build on and expand our ulcerative colitis business. The pediatric trial is ongoing and work is progressing in our study of a tablet formulation of COLAZAL in the treatment of ulcerative colitis at twice-a-day dosing. The granulated mesalamine program that began during the fourth quarter of 2004 continues in its evaluation of mesalamine in the maintenance of remission of ulcerative colitis at once-a-day dosing.

“XIFAXAN continued to gain strength during the second quarter. Approximately 31,000 prescriptions were written for XIFAXAN during the period. This number of prescriptions represents a healthy 49% increase compared to the number of prescriptions written during the first quarter of 2005. In April approximately 250 ALTANA Pharma US sales representatives began promoting XIFAXAN to the primary care physician market. We anticipate that this expansion of XIFAXAN’s promotion to these physicians should begin to produce an increase in prescriptions during the fourth quarter of this year.

“We are focused on moving forward with programs to expand XIFAXAN’s current label to include additional indications. In July we were pleased to be able to announce the initiation of our Phase III study to evaluate the efficacy and safety of XIFAXAN for the prevention of travelers’ diarrhea. Dr. Herbert DuPont is serving as the primary investigator in this trial designed to evaluate 170 subjects visiting Mexico. This is the first Company-sponsored study for this indication, and we anticipate initiating a second study later this year in Asia. Work continues in other areas, and we intend to initiate trials in C. difficile-associated diarrhea, hepatic encephalopathy and irritable bowel syndrome by the end of 2005.

“On June 23 we were extremely pleased to announce the signing of the merger agreement between Salix and InKine. This merger represents a combination of assets with great strategic fit and a common and clear rationale for ongoing growth. The combination of Salix and InKine provides an opportunity for each company to capitalize on their assets in the short-term and strengthen their prospects for continued growth over the long-term. Through this merger of our two complementary companies we intend to create the largest specialty pharmaceutical company focused exclusively on gastroenterology. The combined company will be marketing six products and developing a pipeline comprised of three Phase III/NDA candidates as well as a number of projects to expand the uses of our marketed products. We are looking forward to the opportunity VISICOL® and INKP-102 will provide for us to enter the important and growing purgative/bowel cleansing market, and potentially the constipation market. We anticipate that the purgative/bowel cleansing market will continue to demonstrate healthy growth based upon demographics and the evolution of medical practice. We believe the impressive levels of patient compliance and patient acceptance of these unique tablet formulations and the expanded marketing and sales effort of the combined Company should serve us well as we work to gain a greater share of the market for colon cleansing products. Consummation of the merger is subject to stockholder approval of each company and other customary closing conditions. During the last week of July the Company received notice of early termination of the Hart Scott Rodino U.S. anti-trust review. To date the merger is progressing well and we anticipate closing at or near the end of the third quarter.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Tuesday, August 9, 2005. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 946-0741 (U.S. and Canada) or (719) 457-2649 (international.) The access code for the call is 4719597. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 4719597.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team.

Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix also markets AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Azasan® is a registered trademark of aaiPharma Inc.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

VISICOL® is a registered trademark of InKine Pharmaceutical Company, Inc.

In connection with the merger between Salix and InKine, on July 18, 2005 Salix filed with the SEC a registration statement on Form S-4, containing a preliminary joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF SALIX AND INKINE ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT / PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SALIX, INKINE AND THE MERGER. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Salix or InKine with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Salix by directing a request to: Salix Pharmaceuticals, Ltd., 1700 Perimeter Park Drive, Morrisville, North Carolina 27560, Attn: Investor Relations.

Salix and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Salix in favor of the merger. Information about the executive officers and directors of Salix and their ownership of Salix common stock is set forth in the proxy statement for Salix’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2005. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Salix and its executive officers and directors in the merger by reading the preliminary joint proxy statement/prospectus regarding the merger filed with the SEC on July 18, 2005 and the definitive joint proxy statement/prospectus when it becomes available.

TABLE FOLLOWS

###

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2005 (unaudited)	June 30, 2004 (unaudited)	June 30, 2005 (unaudited)	June 30, 2004 (unaudited)
Revenues:
Net product revenues	$35,118	$19,440	$63,928	$39,299
Revenue from collaborative agreements	—	3,799	—	3,799

Total revenues	35,118	23,239	63,928	43,098
Operating Costs and Expenses:
Cost of products sold	7,296	4,682	14,044	9,378
License fees and costs related to collaborative and co-promotion agreements	1,290	1,806	2,139	1,837
Amortization of intangible assets	381	—	762	—
Research and development	5,671	4,569	9,956	9,524
Selling, general and administrative	15,509	14,232	28,853	27,000

Total operating costs and expenses	30,147	25,289	55,754	47,739

Income (loss) from operations	4,971	(2,050)	8,174	(4,641)
Interest and other income/(expense), net	166	163	415	329
Income tax expense	139	—	232	—

Net income (loss)	$4,998	$(1,887)	$8,357	$(4,312)

Net income (loss) per share, basic	$0.14	$(0.05)	$0.23	$(0.12)

Net income (loss) per share, diluted	$0.13	$(0.05)	$0.22	$(0.12)

Weighted average shares outstanding, basic	36,708	36,031	36,630	35,903

Weighted average shares outstanding, diluted	38,791	36,031	38,744	35,903

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2005 (unaudited)	December 31, 2004 (audited)
Assets
Cash, cash equivalents and investments	$56,277	$52,108
Accounts receivable, net	13,534	10,457
Inventory, net	30,074	26,655
Other assets	19,170	18,644

Total Assets	$119,055	$107,864

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$22,121	$21,177

Total liabilities	22,121	21,177

Common stock	37	37
Additional paid-in-capital	173,104	171,214
Other comprehensive loss	(676)	(676)
Accumulated deficit	(75,531)	(83,888)

Total stockholders’ equity	96,934	86,687

Total Liabilities and Stockholders’ Equity	$119,055	$107,864